PRESS RELEASE

LAS VEGAS, NEVADA, May 14, 2013 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the first quarter ended March 31, 2013.

Net revenue was $86.3 million for the first quarter ended March 31, 2013 compared to $87.1 million for the first quarter of 2012, a decrease of 0.9%. ACEP reported a first quarter Net Loss of $3.0 million compared to a Net Loss of $1.4 million in the first quarter of 2012. Adjusted EBITDA decreased 11.8% to $16.5 million for the first quarter of 2013 compared to $18.7 million for the first quarter of 2012. Adjusted EBITDA Margin also declined to 19.1% compared to 21.5% in 2012.

In the three months ended March 31, 2013 our revenues were impacted by one less day in 2013, decreases in hotel occupancy and ADR at Stratosphere and lower gaming revenues in the Las Vegas local market. In addition, increased SG&A expenses had an impact on EBITDA. During the three months ended March 31, 2013, we incurred approximately $882,000 in repair expenses on projects at the Aquarius. ACEP Interactive, our licensed internet gaming subsidiary, spent approximately $239,000 during the first quarter to operate acePLAYPoker.com, which became active in February 2013. Sales taxes increased year-over-year due to an additional $122,000 accrued for sales tax on complimentary and employee meals. The company began accruing for sales tax on complimentary and employee meals in February 2012 based on a decision by the Nevada Tax Commission. We also incurred approximately $60,000 for an on-going maintenance contract on Stratosphere’s new state-of-the-art fire safety system.

Changes in our restaurants and bars also impacted the comparison between the three months ended March 31, 2013 and the same period in 2012. In 2012, multiple venues were closed at the Aquarius and operating in 2013. In the three months ended March 31, 2013, Aquarius’ F&B revenue increased approximately $414,000, including approximately $208,000 in complimentaries, and expenses increased approximately $525,000. 2013 is more representative of both historical and on-going operations. In November 2012, Stratosphere added McCall’s Heartland Grill to its list of award winning restaurants. During the three months ended March 31, 2013, McCall’s Heartland Grill generated approximately $493,000 in revenue, including approximately $54,000 in complimentaries, and approximately $542,000 in expenses. We will continue to manage the operations of McCall’s Heartland Grill to maximize its efficiency as revenues increase over time.

After difficult months in January and February, we experienced positive momentum in both casino and non-casino areas across our portfolio in March. We are encouraged by revenue improvements at our Arizona Charlie’s and Stratosphere properties and continued year-over-year growth at the Aquarius.

The Stratosphere – In the three months ended March 31, 2013 Stratosphere’s Net revenue decreased 3.1% compared to the three months ended March 31, 2012. Stratosphere experienced decreases in both occupancy and ADR. The lower occupancy led to lower volume in the casino and F&B areas. Despite lower occupancy, Stratosphere experienced increases in spend per occupied room, including a 2.8% increase in casino, 9.5% increase in F&B and 8.4% increase in tower revenues.

Arizona Charlie’s –In the three months ended March 31, 2013 Arizona Charlie’s Net revenue decreased 2.0% compared to the three months ended March 31, 2012. Most of the decline was attributable to lower slot revenue at both properties and lower F&B revenues at the Boulder property. Also at the Boulder property, race and sports book revenues decreased 27.0% due to a 25.1% decrease in handle.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

The Aquarius – In the three months ended March 31, 2013, Aquarius’ Net revenues were $24.8 million, a 3.3% increase compared to the three months ended March 31, 2012. The increase in Net revenue was driven by a 3.6% increase in casino revenue and a 13.0% increase in F&B revenues. F&B revenues in the three months ended March 31, 2012 were negatively impacted by closures of certain of our restaurants and bars for renovation. As of March 31, 2013, the majority of the current repair projects at Aquarius are complete and should be fully complete in May 2013.

Financial Statistics as of March 31, 2013:
Cash	$76.5 million

Book value of Debt, including capital leases, net of unamortized discount	$332.1 million

Capital expenditures	$4.1 million

Conference Call Information:

We will hold our first quarter 2013 earnings conference call, Monday, May 14, 2013 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-455-2296 (US/Canada toll-free). The pass code is 2838203. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

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Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended March 31,
	2013	2012
	(in millions)
Income Statement Data:
Revenues:
Casino	$53.7	$54.0
Hotel	14.7	15.6
Food and beverage	17.1	16.5
Tower, retail, entertainment and other	7.6	7.6
Gross revenues	93.1	93.7
Less promotional allowances	6.8	6.6
Net revenues	86.3	87.1

Costs and expenses:
Casino	16.7	16.8
Hotel	7.9	8.2
Food and beverage	13.1	12.4
Other operating expenses	2.7	2.8
Selling, general and administrative	29.7	28.5
Pre-opening costs	0.1	-
Depreciation and amortization	8.3	8.7
Total costs and expenses	78.5	77.4
Income from operations	$7.8	$9.7

EBITDA Reconciliation:
Net loss	$(3.0)	$(1.4)
Interest expense	10.8	11.1
Depreciation and amortization	8.3	8.7
EBITDA	$16.1	$18.4

Numbers may vary due to rounding.

	Three months ended March 31,
	2013	2012
	(in millions)
Adjusted EBITDA Reconciliation:
Net loss	$(3.0)	$(1.4)
Interest expense	10.8	11.1
Depreciation and amortization	8.3	8.7
Gain on disposal of assets	-	-
Pre-opening costs	0.1	-
Management fee - related party	0.3	0.3
Adjusted EBITDA	$16.5	$18.7
Adjusted EBITDA Margin	19.1%	21.5%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

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	Three months ended March 31,
	2013	2012
	(in millions)

WPU - Slot
Stratosphere	114.03	108.28
Decatur	121.65	119.70
Boulder	79.12	80.22
Aquarius	156.50	146.36
ACEP Consolidated	120.89	116.37

WPU - Tables
Stratosphere	846.56	915.75
Decatur	555.56	641.03
Boulder	446.43	439.56
Aquarius	526.32	520.53
ACEP Consolidated	653.88	678.73

ADR
Stratosphere	50.84	51.80
Decatur	45.17	47.75
Boulder	40.36	41.63
Aquarius	43.97	44.43
ACEP Consolidated	48.00	49.00

Hotel Occupancy %
Stratosphere	77.6	82.0
Decatur	62.8	59.2
Boulder	47.1	48.5
Aquarius	49.5	49.3
ACEP Consolidated	64.0	66.0

Net Revenue
Stratosphere	37.2	38.4
Decatur	15.7	15.9
Boulder	8.5	8.8
Aquarius	24.8	24.0
Corporate	0.1	-
ACEP Consolidated	86.3	87.1

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

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Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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